COMPX DECLARES REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS . . . February 26, 2014 . . . CompX International Inc. (NYSE MKT:  CIX) announced today that its board of directors has declared CompX’s regular quarterly dividend of five cents ($0.05) per share on its class A and class B common stock, payable on March 18, 2014 to stockholders of record at the close of business on March 10, 2014.

CompX is a leading manufacturer of security products and recreational marine components.